EXHIBITS 5(B) AND 8

                                REID & PRIEST LLP
              A New York Registered Limited Liability Partnership
                                40 West 57 Street
                          New York, New York 10019-4097

                                                                212-603-2000


                                           New York, New York
                                           August 6, 1997

Northwest Natural Gas Company
One Pacific Square
220 N.W. Second Avenue
Portland, Oregon  97209

Dear Sirs:

          With reference to the Registration Statement to be filed by the Company on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, contemplating the sale by the Company of 750,000 additional shares of its Common Stock (Stock) and the Common Share Purchase Rights appurtenant thereto (Rights) pursuant to its Dividend Reinvestment and Stock Purchase Plan (Plan), we are of the opinion that:

          1. The Company has been duly incorporated and is validly existing under the laws of the State of Oregon.

          2. To the extent that the Company shall issue authorized but unissued shares of Stock and Rights appurtenant thereto for sale pursuant to the Plan, all action necessary to make such Stock legally issued, fully paid and non-assessable and the Rights appurtenant to such Stock legally issued will have been taken when:

          (a) the Registration Statement shall have become effective;

          (b) the issuance of such Stock shall have been authorized by the Oregon Public Utility Commission and the Washington Utilities and Transportation Commission;

          (c) such Stock shall have been issued and delivered for the consideration contemplated in the Registration Statement; and

          (d) the Rights appurtenant to such Stock shall have been issued in accordance with the terms of the Rights Agreement dated as of February 27, 1996 between the Company and Boatmen's Trust Company (ChaseMellon Shareholder Services, successor).

          3. The statements made in the Registration Statement under the heading, "Tax Consequences of Participation in the Plan", constitute an accurate general description of the material federal income tax consequences to participants of participation in the Plan.

          We are members of the Bar of the State of New York and do not hold ourselves out as experts on the laws of the States of Oregon and Washington. We have relied as to all matters governed by the laws of such States on the opinion of Bruce B. Samson, Esq., General Counsel for the Company, which is to be filed as an exhibit to the Registration Statement.

          We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name, as counsel, therein.

                                                   Very truly yours,

                                                   /s/ Reid & Priest LLP
                                                   REID & PRIEST LLP